Exhibit 4.94

Private & Confidential

Dated 1 June 2018

SUPPLEMENTAL AGREEMENT
relating to a
loan of US$23,500,000

to
ASTARTE INTERNATIONAL INC.

provided by
AMSTERDAM TRADE BANK N.V.

Contents

Clause		Page
1	Definitions and Interpretation	1
2	Agreement of the Finance Parties	2
3	Amendments	2
4	Representations and warranties	7
5	Conditions	8
6	Relevant Parties’ confirmation	9
7	Expenses	9
8	Miscellaneous and notices	10
9	Governing law	10
Schedule 1 The Lenders		12
Schedule 2 Documents and evidence required as conditions precedent		13

THIS SUPPLEMENTAL AGREEMENT is dated 1 June 2018 and made BETWEEN:
(1)
ASTARTE INTERNATIONAL INC., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands (the Borrower);

(2)
TOP SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island , Majuro MH96960, Republic of the Marshall Islands (the Guarantor);

(3)
AMSTERDAM TRADE BANK N.V., a company incorporated in The Netherlands with its registered office at World Trade Center, Tower I, Level 6, Strawinskylaan 1939 1077 XX Amsterdam, The Netherlands as mandated lead arranger (the Arranger);

(4)
AMSTERDAM TRADE BANK N.V., a company incorporated in The Netherlands with its registered office at World Trade Center, Tower I, Level 6, Strawinskylaan 1939 1077 XX Amsterdam , The Netherlands as agent of the other Finance Parties (the Agent);

(5)
AMSTERDAM TRADE BANK N.V., a company incorporated in The Netherlands with its registered office at World Trade Center, Tower I, Level 6, Strawinskylaan 1939 1077 XX Amsterdam , The Netherlands as security agent of the other Finance Parties (the Security Agent); and

(6)	THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (The Lenders) as lenders (the Lenders).
WHEREAS:
(A)
this Agreement is supplemental to a loan agreement dated 5 September 2017 made between the Borrower, the Guarantor, the Arranger, the Agent, the Security Agent and the Lenders (the Principal Agreement), relating to a loan of up to $23,500,000;

(B)	the Borrower has requested certain amendments to the Principal Agreement contained in clause 3 (Amendments); and
(C)	this Agreement sets out the terms and conditions upon which the Finance Parties agree to the amendments and changes referred to in Recital (B) above.
NOW IT IS HEREBY AGREED as follows:
1	Definitions and Interpretation
1.1	Definitions
Terms defined in the Principal Agreement have, unless differently defined in this Agreement, the same meaning when used in this Agreement. In addition, in this Agreement:
Effective Date means the date, no later than 4 June 2018 or, such later date as the Agent may designate in writing, on which the Agent has received or waived (with or without condition) the documents and evidence specified in clause 5 (Conditions) and Schedule 2 (Documents and evidence required as conditions precedent) in a form and substance satisfactory to it.
New Loan Agreement means the loan agreement dated on or about the date of this Agreement between (among others) PCH77 Shipping Company Limited as borrower, the Borrower as guarantor, the financial institutions listed therein as lenders and Amsterdam Trade Bank N.V. as agent and security agent in respect of a loan of up to $10,140,000.
Relevant Documents means this Agreement and any other document created and delivered by any Relevant Party to the Agent in relation to this Agreement.

Relevant Parties means, together, the Borrower and the Guarantor and Relevant Party means each one of them.
1.2	Interpretation
1.2.1
References in the Principal Agreement to “this Agreement”, shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended and supplemented by this Agreement and words such as “herein”, “hereof’, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

1.2.2
Clauses 1.2 (Construction), 1.4 (Third patty rights) and 1.5 (Finance Documents) of the Principal Agreement and any other provision of the Principal Agreement which, by its terms, purports to apply to all of the Finance Documents and/or any Obligor shall apply to this Agreement as if set out in it but with all necessary changes and as if references in the provision to Finance Documents referred to this Agreement.

2	Agreement of the Finance Parties
The Finance Parties, relying upon the representations and warranties on the part of the Relevant Parties contained in 4 (Representations and warranties) and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 4 June 2018 or, such later date as the Agent may designate in writing, of the conditions contained in clause 5 (Conditions) and Schedule 2 (Documents and evidence required as conditions precedent), agree to the amendment of the Principal Agreement in accordance with the terms set out in clause 3.1 (Amendments to the Principal Agreement).
3	Amendments
3.1	Amendments to the Principal Agreement
The Principal Agreement shall, with effect on and from the Effective Date, be deemed (and it is hereby deemed) to have been amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended:
3.1.1	by deleting in its entirety the definition of Additional Unacceptable Country in clause 1.1 (Definitions) of the Principal Agreement;
3.1.2	by inserting in the correct alphabetical order in clause 1.1 (Definitions) of the Principal Agreement the following new definitions of Effective Date, Joint Venture and Sub-charterer:
“Effective Date shall have the meaning given to it in the supplemental agreement dated 1 June 2018 made between the Borrower, the Guarantor and the Finance Parties supplemental to this Agreement.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Sub-charterer means the entity details of which are provided in Schedule 2 (Ship information).”;
3.1.3
by replacing the definitions of Charter Assignment and Charter Documents in clause 1.1 (Definitions) of the Principal Agreement with the following new definitions of Charter Assignment and Charter Documents:

“Charter Assignment means, in relation to any Charter Documents, each of the following one:

(a)	a first priority assignment by the Borrower or its interest in such Charter Documents in favour of the Security Agent in the agreed form; and
(b)	a first priority assignment by the Charterer or its interest in such Charter Documents in favour of the Security Agent in the agreed form.”;
Charter Documents means the Charter, any documents supplementing it and any guarantee or security given by any person to the Borrower or (as the case may be) the Charterer for the Charterer’s or (as the case may be) the Sub-charterer’s obligations under it.”;
3.1.4	by deleting paragraph (d) in the definition of Original Security Documents in clause 1.1 of the Principal Agreement with the following new paragraph (d):
“(d) each Charter Assignment;”;
3.1.5
by adding the words “and the Sub-charterer” after the word “Charterer” throughout the Principal Agreement (other than in the definition of Charterer in clause 1.1 (Definitions) of the Principal Agreement and clause 7.9 (Mandatory cancellation) of the Principal Agreement);

3.1.6	by replacing sub-paragraphs (i), (ii) and (v) in clause 7.9 (Mandatory cancellation) of the Principal Agreement with the following new sub-paragraphs (i), (ii) and (v):
“(i)	the Charter is novated or assigned by the Borrower or the Charterer or;”;

“(i)	Charter is for any reason and by any method cancelled, terminated or rescinded or is not, or ceases to be, legal, valid, binding and enforceable obligations of the Charterer or the Borrower or the Sub-charterer or it is or it becomes unlawful for any of the Charterer or the Borrower or the Sub-charterer to perform its respective obligations under it; or”; and
“(v)	the Charterer or the Sub-charterer becomes subject to any of the events or circumstances described in clause 31.9 (Insolvency) or clause 31.10 (Insolvency proceedings),” ;
3.1.7	by deleting clause 12.1 (Commitment commission) of the Principal Agreement in its entirety and by replacing it with the following new clause 12.1 (Commitment Commission):
“12.1 Commitment commission
(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of (i) for the period commencing on the date of this Agreement (the start date) and ending on 5 March 2018, 2 per cent per annum and (ii) for the period commencing on 6 March 2018 and at ending on the Last Availability Date, 1.30 per cent per annum, in each case on that Lender’s Available Commitment calculated from the start date.

(b)
The Borrower shall pay the accrued commitment commission on the last day of the period of three Months commencing on the start date, on the last day of each successive period of three Months, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.”;
3.1.8
by deleting in their entirety the words “and Additional Unacceptable Countries” from the heading of clause 19.36 (Sanctions and Additional Unacceptable Countries) and by also deleting in its entirety paragraph (c) of the said clause;

3.1.9
by deleting in their entirety the definitions of Fleet Market Value and Total Debt in clause 21.1 (Financial definitions) of the Principal Agreement and by replacing them with the following new definitions of Fleet Market Value and Total Debt:

“Fleet Market Value means, as at the date of calculation:
(a)
from the date of this Agreement until one day prior to the Effective Date, the aggregate market value of all Fleet Vessels, as most recently determined pursuant to valuations of such vessels provided to the Agent and made in accordance with the provisions of clause 27 (Minimum security value) which shall apply for the purposes of this definition mutatis mutandis to each Fleet Vessel as if each such vessel were the Ship; and

(b)	from the Effective Date and at all times thereafter, the aggregate market value of all:
(i)	Fleet Vessels; and
(ii)	JV Vessels, as adjusted to reflect the relevant ownership percentage in such JV Vessels of the relevant Group Member, in each case as most recently determined pursuant to valuations of such vessels provided to the Agent and made in accordance with the provisions of clause 27 (Minimum security value) which shall apply for the purposes of this definition mutatis mutandis to each Fleet Vessel and JV Vessel as if each such vessel were the Ship.
Total Debt means, at any time, the sum (without duplication) of:
(a)
from the date of this Agreement until one day prior to the Effective Date, the Group’s liabilities in respect of principal under any Financial Indebtedness (provided however that any principal under any Financial Indebtedness incurred only by the Guarantor which is not secured by security provided over an asset of the Group, shall not be taken into account); and

(b)	from the Effective Date and at all times thereafter:
(i)
the Group’s liabilities in respect of principal under any Financial Indebtedness (provided however that any principal under any Financial Indebtedness incurred only by the Top Ships Guarantor which is not secured by security provided over an asset of the Group, shall not be taken into account); and

(ii)
all liabilities of all Joint Ventures in respect of principal under any Financial Indebtedness secured by security provided over a JV Vessel, each such liability adjusted to reflect the relevant Group Member’s ownership percentage in such JV Vessel.”;

3.1.10	by inserting in the correct alphabetical order in clause 21.1 (Financial definitions) of the Principal Agreement the following new definition of JV Vessels:
“JV Vessel means each vessel owned by a Joint Venture into which a Group Member participates from time to time and JV Vessels means all or any of them.”;
3.1.11
by deleting in their entirety the words “and Additional Unacceptable Countries” from the heading of clause 22.14 (Sanctions and Additional Unacceptable Countries) and by also deleting in its entirety paragraph (f) of the said clause;

3.1.12	by adding the word “relevant” before the words “Charter Assignment” in paragraph {b)(ii)(A) in clause 24.8 (Chartering) of the Principal Agreement;

3.1.13
by deleting clauses  28.3 (Releases and waivers) to 28.7 (Payment  of Charter Earnings) (inclusive) of the Principal Agreement and replacing them with the following new clauses 28.3 (Releases and waivers) to 28.7 (Payment of Charter Earnings) (inclusive):

“28.3 Releases and waivers
Except with approval, there shall be no release by the Borrower (and the Borrower shall procure that there shall be no release by the Charterer) of any obligation of any other person under the Charter Documents (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.
28.4 Termination by the Borrower
Except with approval, the Borrower shall not (and it shall procure that the Charterer will not) terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.
28.5 Charter performance
The Borrower shall (and it shall procure that the Charterer will) perform its obligations under the Charter Documents and it shall (and it shall procure that the Charterer will) use its best endeavours to ensure that each other party to the Charter Documents performs its obligations under such documents.
28.6 Notice of assignment
The Borrower shall (and it shall procure that the Charterer will) give notice of assignment of the Charter Documents to the other parties to them in the form specified by the relevant Charter Assignment and:
(a)	subject to paragraph (b) below, shall ensure that the Agent receives a copy of that notice acknowledged by each addressee; or
(b)
if such Charter Documents are freely assignable, the Borrower shall (and it shall procure that the Charterer will) use commercially reasonable efforts to ensure that the Agent receives a copy of that notice acknowledged by each addressee, in each case, in the form specified therein as soon as practically possible after the relevant Charter Assignment has been executed.
28.7 Payment of Charter Earnings
All Earnings which the Borrower or (as the case may be) the Charterer is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents.”;
3.1.14
by replacing the email address reading  “legal@centralmare.com” in the first and second tables  in Schedule 1 (The original parties) of the Principal Agreement with the email address reading  “louka@loukapartners.com”;

3.1.15	by deleting in their entirety the fourth, fifth and sixth tables in Schedule 1 (The original parties) of the Principal Agreement and by replacing them with the following ones:

The Agent
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices
Non-administrative matters:
World Trade Center
Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn:  Iraklis Tsirigotis / Vassilis Kolovos
Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Cc: shipping.finance@atbank.nl
Telephone No.: +31 (0) 205 209 404 /
                          +31 (0) 205 209 204

Administrative matters:
World Trade Center
Tower I, Level 6
Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn: Ruben Paniry
Email: shipping.finance@atbank.nl
Cc: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Telephone No.: +31 (0) 205 209 247 /
                          +31 (0) 205 209 404 /
                          +31 (0) 205 209 204

The Security Agent
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices
Non-administrative matters:
World Trade Center Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam The Netherlands
Attn:  Iraklis Tsirigotis / Vassilis Kolovos
Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Cc: shipping.finance@atbank.nl
Telephone No.: +31 (0) 205 209 404 /
                          +31 (0) 205 209 204

Administrative matters:
World Trade Center
Tower I, Level 6
Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn: Ruben Paniry
Email: shipping.finance@atbank.nl
Cc: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Telephone No.: +31 (0) 205 209 247 /
                          +31 (0) 205 209 404 /
                          +31 (0) 205 209 204

The Account Bank
Name	Amsterdam Trade Bank N.V.
Address and attention detail for notices	World Trade Center Tower I, Level 6 Strawinskylaan 1939 1077 XX Amsterdam The Netherlands Attn: Iraklis Tsirigotis / Vassilis Kolovos Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl

3.1.16	by deleting in its entirety the fourth row in Schedule 2 (Ship information) of the Principal Agreement and replacing it with the following one:
Scheduled Delivery Date:	30 September 2018

3.1.17	by deleting in their entirety the ninth and tenth rows in Schedule 2 (Ship information) of the Principal Agreement and replacing them with the following ones:
Charter description:
together (a) the time charter dated 20 September 2017 between the Borrower as owner and the Charterer as time charterer and (b) the time charter dated 28 September 2017 between the Charterer as disponent owner and the Sub-charterer as time charterer

Charterer:	Central Tankers Chartering Inc.
Sub-charterer:	Shell Tankers Singapore Private Limited

3.2	Continued force and effect
Save as amended and/or supplemented by this Agreement, the provisions of each of the Principal Agreement and the other Finance Documents shall continue in full force and the Principal Agreement and this Agreement, shall be read and construed as one instrument.
4	Representations and warranties
4.1	Primary representations and warranties
Each Relevant Party represents and warrants to the Finance Parties that:
4.1.1	Existing representations and warranties
the representations and warranties set out in clause 19 (Representations) of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement , as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;
4.1.2	Corporate power
each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents which it is a party to; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents which it is a party to;

4.1.3	Binding obligations
each Relevant Document constitutes valid and legally binding obligations of the Relevant Parties being a party thereto enforceable in accordance with its terms;
4.1.4	No conflict with other obligations
the execution, delivery and performance of this Agreement by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is, or will become, a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Security Interest on any of its undertakings, assets, rights or revenues;
4.1.5	No filings required
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any Relevant Document that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any Relevant Document and is in proper form for its enforcement in the courts of the Relevant Jurisdiction;
4.1.6	Choice of law
the choice of English law to govern the Relevant Documents and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and
4.1.7	Consents obtained
every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents or the performance by each Relevant Party of its obligations thereunder has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.
4.2	Repetition of representations and warranties
Each of the representations and warranties contained in clause 4.1 (Primary representations and warranties) and clause 19 (Representations) of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.
5	Conditions
5.1	Documents and evidence
The agreement of the Finance Parties referred to in clause 2 (Agreement of the Finance Parties) shall be subject to the receipt by the Agent of the documents and evidence specified in Schedule 2 (Documents and evidence required as conditions precedent) in form and substance satisfactory to the Agent.

5.2	General conditions precedent
The agreement of the Finance Parties referred to in clause 2 (Agreement of the Finance Parties) shall be further subject to:
5.2.1
the representations and warranties in clause 4 (Representations and warranties) being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date .
5.3	Waiver of conditions precedent
The conditions specified in this clause 5 are inserted solely for the benefit of the Finance Parties and may be waived by the Agent on their behalf in whole or in part with or without conditions.
6	Relevant Parties’ confirmation
Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:
6.1
each of the Finance Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement; and

6.2
with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” or “the Facility Agreement” in any of the other Finance Documents to which it is a party shall henceforth be references to the Principal Agreement as amended and/or supplemented by this Agreement and as from time to time hereafter further amended, supplemented and/or restated and shall also be deemed to include the obligations of each Relevant Party hereunder.

7	Expenses
7.1	Expenses
The Borrower agrees to pay to the Finance Parties on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by any of them:
7.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement or the other Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, any Relevant Document; and

7.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under any Relevant Document or otherwise in respect of the monies owing and obligations incurred under any Relevant Document, together with interest at the rate referred to in clause 9.3 (Default interest) of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).
7.2	Value Added Tax
All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.
7.3	Stamp and other duties
The Borrower agrees to pay each Finance Party on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by such Finance Party) imposed on or in connection with any Relevant Document and shall indemnify each of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.
8	Miscellaneous and notices
8.1	Notices
The provisions of clause 42 (Notices) of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.
8.2	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.
8.3	Relevant Parties’ obligations
Each of the Relevant Parties agrees and consents to be bound by this Agreement notwithstanding that the other Relevant Parties which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Relevant Parties whether or not the deficiency is known to the Finance Parties or any of them. The Finance Parties shall be at liberty to release any of the Relevant Parties from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Relevant Parties without prejudicing or affecting the rights and remedies of the Finance Parties against any other Relevant Parties.
9	Governing law
9.1	Law
This Agreement and any non-contractual obligations connected with it are governed by English law.
9.2	Jurisdiction of English courts
9.2.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

9.2.2	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Relevant Party will argue to the contrary.
9.2.3
Notwithstanding clause 9.2.1, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

9.3	Service of process
9.3.1	Without prejudice to any other mode of service allowed under any relevant law, each Relevant Party:
(a)
irrevocably appoints Top Properties (London) Limited, 247 Gray’s Inn Road, London WC1X 8QZ, England as that Relevant Party’s agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and/or any non-contractual obligations connected with it;

(b)	agrees that failure by a process agent to notify the relevant Relevant Party of the process will not invalidate the proceedings concerned; and

(c)
agrees that if any person appointed as process agent for a Relevant Party is unable for any reason to act as agent for service of process, that Relevant Party must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

9.4	Contracts (Rights of Third Parties) Act 1999
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1 The Lenders
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices
Non-administrative matters:
World Trade Center
Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn:  Iraklis Tsirigotis / Vassilis Kolovos
Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Cc: shipping.finance@atbank.nl
Telephone No.: +31 (0) 205 209 404 /
                          +31 (0) 205 209 204

Administrative matters:
World Trade Center
Tower I, Level 6
Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn: Ruben Paniry
Email: shipping.finance@atbank.nl
Cc: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Telephone No.: +31 (0) 205 209 247 /
                          +31 (0) 205 209 404 /
                         +31 (0) 205 209 204

Schedule 2
Documents and evidence required as conditions precedent
(referred to in clause 5.1)
1	Corporate authorisations
In relation to each of the Relevant Parties:
(a)	Constitutional documents
copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or, a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;
(b)	Resolutions
copies of resolutions of the directors and if required, shareholders of each of the Relevant Parties approving this Agreement and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five Business Days prior to the date of this Agreement) by an officer of such Relevant Party as:
(i)	being true and correct;
(ii)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;
(iii)	not having been amended, modified or revoked; and
(iv)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and
(c)	Certificate of incumbency
a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five Business Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date.
2	Consents
A certificate (dated no earlier than five Business Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Finance Parties) in connection with, the execution, delivery, and performance of any Relevant Document to which such Relevant Party is a party.
3	Legal opinions
Such favourable legal opinion in relation to the Republic of the Marshall Islands and any other legal opinions as the Agent shall in its absolute discretion require.

4	Process agent
An original or certified true copy of a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under each of the Relevant Documents in which it is or is to be appointed as such Relevant Party’s agent.
5	Expenses
Evidence that the expenses that are due from the Borrower pursuant to clause 7 (Expenses)
have been paid or will be paid by the Effective Date.
6	New Loan Agreement
Evidence that the New Loan Agreement has been duly executed by the parties thereto.

EXECUTED as a DEED	)
by Alexandros Tsirikos	)	/s/ Alexandros Tsirikos
for and on behalf of	)	Attorney-in-fact
ASTARTE INTERNATIONAL INC.	)
in the presence of:	)

/s/ Angeliki Skindilia
Witness
Name: Angeliki Skindilia
Address: Norton Rose Fulbright Greece
Occupation: Associate

EXECUTED as a DEED	)
by Alexandros Tsirikos	)	/s/ Alexandros Tsirikos
for and on behalf of	)	Attorney-in-fact
TOP SHIPS INC.	)
in the presence of:	)

/s/ Angeliki Skindilia
Witness
Name: Angeliki Skindilia
Address: Norton Rose Fulbright Greece
Occupation: Associate

THE ARRANGER

AMSTERDAM TRADE BANK N.V.

By:	/s/ Angeliki Skindilia
Angeliki Skindilia
Attorney-in-fact

THE SECURITY AGENT

AMSTERDAM TRADE BANK N.V.

By:	/s/ Angeliki Skindilia
Angeliki Skindilia
Attorney-in-fact

THE LENDERS

AMSTERDAM TRADE BANK N.V.

By:	/s/ Angeliki Skindilia
Angeliki Skindilia
Attorney-in-fact